CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen Integrated Corporate Relations, Inc. 203/682-8211

FOR IMMEDIATE RELEASE

MARINEMAX REPORTS SECOND QUARTER FISCAL 2008 RESULTS

CLEARWATER, FL, May 1, 2008 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its second quarter ended March 31, 2008.

Revenue was $233.3 million for the quarter ended March 31, 2008 compared with $325.1 million for the comparable quarter last year. Same-store sales declined approximately 28%, or $90.4 million, compared with a 2% increase in the comparable quarter last year. Revenue from stores recently opened or closed that were not eligible for inclusion in the same-store sales base decreased $1.4 million. The net loss for the second quarter of fiscal 2008 was $3.5 million, or $0.19 per share, compared with net earnings of $3.3 million, or $0.17 per diluted share in the comparable quarter last year. Second quarter 2007 earnings per diluted share were $0.11 after removing $0.06 per diluted share for insurance gains.

Revenue was $448.5 million for the six months ended March 31, 2008 compared with $559.1 million for the comparable period last year. Same-store sales declined approximately 20%, or $110.4 million, compared with a 6% increase in the comparable period last year. The net loss for the six-months ended March 31, 2008 was $9.9 million, or $0.54 per share, compared with a net loss of $454,000, or $0.02 per share for the comparable period last year. The Company’s results for the six-month period ended March 31, 2007 includes net earnings of $0.06 per share for insurance gains.

For the three and six months ended March 31, 2008, the Company’s same-store sales have been negatively impacted by the widely reported economic softness that has impacted most retailers. The Company’s geographic concentration in Florida and other markets that have been adversely affected by the housing slowdown have added to the decline in same-store sales.

William H. McGill, Jr., Chairman, President and Chief Executive Officer stated, “As we indicated in our April 16, 2008 release, continued deterioration in the marine retail environment, impacted by widely publicized pressures in the housing and credit markets, resulted in second quarter performance that fell below our expectations. For the quarter, however, we were pleased to be able to increase the Company’s overall gross margins. We also reported a reduction in selling, general, and administrative expenses as a result of a decline in our variable costs and our focus on reducing our cost structure. We also strengthened our balance sheet on a year-over-year basis.”

Mr. McGill continued, “We remain focused on growing market share in this difficult environment while exceeding our customers’ expectations. We are also further reducing our purchases from manufacturers to better align our inventory levels with sales trends. Lastly, we continue to strive to ensure our cost structure is consistent with the level of sales we are obtaining. Even in a declining market, MarineMax has sustained its record of market share gains as a result of our premium brand offering, outstanding team, strong balance sheet, and customer centric strategies. I am confident that these competitive advantages will enhance our leading position and benefit us when the market turns.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, Grady White, Ferretti Yachts, Pershing, Riva, Mochi Craft, and Bertram, the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 88 retail locations in Alabama, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Minnesota, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, Tennessee, Texas and Utah. MarineMax is a New York Stock Exchange-listed company.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding fiscal 2008, the March 2008 quarter, projected inventory purchases, company performance compared with industry performance as well as expected market share gains and long-term revenue and earnings growth. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

Three Months Ended			Six Months Ended
March 31,			March 31,
	2008	2007	2008	2007
Revenue	$233,262	$325,082	$448,530	$559,113
Cost of sales	178,783	252,554	345,927	430,231

Gross profit	54,479	72,528	102,603	128,882
Selling, general, and
administrative expenses	56,198	59,533	109,389	115,698

Income (loss) from operations	(1,719)	12,995	(6,786)	13,184
Interest expense	5,952	7,547	11,833	14,087

Income (loss) before income tax provision
(benefit)	(7,671)	5,448	(18,619)	(903)
Income tax provision (benefit)	(4,162)	2,116	(8,691)	(449)

Net income (loss)	$(3,509)	$3,332	$(9,928)	$(454)

Basic net income (loss) per common share	$(0.19)	$0.18	$(0.54)	$(0.02)

Diluted net income (loss) per common share	$(0.19)	$0.17	$(0.54)	$(0.02)

Weighted average number of common shares
used in computing net income (loss) per
common share:
Basic	18,363,692	18,377,902	18,364,187	18,332,346

Diluted	18,363,692	19,042,015	18,364,187	18,332,346

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	March 31,	March 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,116	$23,489
Accounts receivable, net	60,337	65,309
Inventories, net	553,890	547,959
Prepaid expenses and other current assets	5,950	6,371
Deferred tax assets	7,068	5,241

Total current assets	651,361	648,369
Property and equipment, net	119,437	119,906
Goodwill and other intangible assets, net	121,160	121,838
Other long-term assets	4,167	4,510

Total assets	$896,125	$894,623

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$16,364	$21,941
Customer deposits	18,397	26,486
Accrued expenses	30,705	27,106
Short-term borrowings	419,000	414,500
Current maturities of long-term debt	4,433	4,581

Total current liabilities	488,899	494,614
Deferred tax liabilities	11,394	12,167
Long-term debt, net of current maturities	24,210	30,287
Other long-term liabilities	3,991	2,526

Total liabilities	528,494	539,594
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at March 31, 2008 and 2007	—	—
Common stock, $.001 par value, 24,000,000 shares authorized, 18,368,369 and 18,673,113 shares issued and outstanding, net of shares held in treasury, at March 31, 2008 and 2007, respectively	19	19
Additional paid-in capital	173,720	162,678
Retained earnings	209,893	199,852
Accumulated other comprehensive income (loss)	(191)	43
Treasury stock, at cost, 790,900 and 336,300 shares held at March 31, 2008 and 2007, respectively	(15,810)	(7,563)

Total stockholders’ equity	367,631	355,029

Total liabilities and stockholders’ equity	$896,125	$894,623

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